Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190918) of securities to be offered to employees in employee benefit plans of Qiwi plc of our report dated March 12, 2014, relating to the financial statements of QIWI plc, included in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Ernst & Young LLC

Moscow, Russia

March 12, 2014